Exhibit 99.2

Disc Medicine Announces Pricing of Upsized Public Offering

of Common Stock and Pre-Funded Warrants

WATERTOWN, Mass. — (GLOBE NEWSWIRE) – June 13, 2023 – Disc Medicine, Inc. (NASDAQ: IRON) (Disc), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of novel treatments for patients suffering from serious hematologic diseases, today announced the pricing of its upsized underwritten public offering of shares of its common stock and, in lieu of common stock to certain investors that so choose, pre-funded warrants to purchase shares of its common stock. Disc is selling 2,595,919 shares of common stock and pre-funded warrants to purchase 204,081 shares of common stock in the offering. The shares of common stock are being sold at a public offering price of $49.00 per share, and the pre-funded warrants are being sold at a public offering price of $48.9999 per pre-funded warrant, which represents the per share public offering price for the common stock less the $0.0001 per share exercise price for each such pre-funded warrant. The aggregate gross proceeds to Disc from this offering are expected to be $137.2 million, before deducting underwriting discounts and commissions and other estimated offering expenses, excluding the exercise of any pre-funded warrants. In addition, Disc has granted the underwriters a 30-day option to purchase up to an additional 420,000 shares of its common stock at the public offering price less underwriting discounts and commissions. All of the securities being sold in the offering are being offered by Disc. The offering is expected to close on June 16, 2023, subject to the satisfaction of customary closing conditions.

Disc intends to use the net proceeds from the offering to fund research and clinical development of its current or additional product candidates, as well as for working capital and other general corporate purposes.

Morgan Stanley, SVB Securities, Stifel and BMO Capital Markets are acting as joint book-running managers for the offering. Wedbush PacGrow is acting as lead manager for the offering.

The securities described above are being offered by Disc pursuant to a shelf registration statement on Form S-3 (No. 333-269272) that was declared effective by the Securities and Exchange Commission (SEC) on January 24, 2023. This offering is being made only by means of a prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus related to the offering has been filed, and a final prospectus supplement and accompanying prospectus related to the offering will be filed, with the SEC and are or will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained, when available, by contacting: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; SVB Securities LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, telephone: 1 (800) 808-7525 ext. 6105, or by emailing syndicate@svbsecurities.com; Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, telephone: (415) 364-2720 or by emailing syndprospectus@stifel.com; or BMO Capital Markets Corp., Attention: Equity Syndicate Department, 151 W 42nd Street, 32nd Floor, New York, New York 10036, telephone: (212) 702-1101, or by emailing bmoprospectus@bmo.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Disc Medicine

Disc Medicine (NASDAQ: IRON) is a clinical-stage biopharmaceutical company committed to discovering, developing, and commercializing novel treatments for patients who suffer from serious hematologic diseases. We are building a portfolio of innovative, potentially first-in-class therapeutic candidates that aim to address a wide spectrum of hematologic diseases by targeting fundamental biological pathways of red blood cell biology, specifically heme biosynthesis and iron homeostasis.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements related to Disc’s expectations regarding the timing and closing of the offering, and the anticipated use of proceeds from the offering. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release. These risks and uncertainties include fluctuations in Disc’s stock price, changes in market conditions, the satisfaction of customary closing conditions related to the public offering, and other risks identified in our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in the preliminary prospectus supplement related to the offering filed with the SEC on June 12, 2023. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Media Contact

Peg Rusconi

Verge Scientific Communications

prusconi@vergescientific.com

Investor Relations Contact

Christina Tartaglia

Stern Investor Relations

christina.tartaglia@sternir.com